Exhibit 10.14

ARROWHEAD RESEARCH CORPORATION

Compensation Policy for Non-Employee Directors

(October 1, 2004)

This policy governs the compensation of non-employee directors of Arrowhead Research Corporation (the “Company”). For purposes of this policy, a “non-employee director” means a director who (i) is not employed as an officer or other employee of the Company or any of its subsidiaries and (ii) does not receive more than $60,000 in compensation, directly or indirectly, in the relevant year from the Company or any of its subsidiaries for services as a consultant or in any other capacity other than as a director.

I. Board Fees.

A. Annual Retainer. Non-employee directors will receive an annual retainer of $4,000 per year provided the director attends at least 75% of the regular meetings of the Board. Attendance may be in person or by telephone, but attendance in person is encouraged. The Company will pay the retainer in quarterly installments of $1,000. To the extent the Company’s Chairman of the Board is a non-employee director, he or she will receive an annual retainer of $6,000 per year.

B. Committee Service. The compensation for service on committees of the Board will consist entirely of stock option awards as specified below in Section II(C).

II. Stock Option Awards

A. Initial Grants. Non-employee directors will receive a stock option grant of 10,000 shares of common stock upon their initial election or appointment to the Board. The exercise price will be the closing price of the Company’s common stock on the date of their appointment or election, as applicable. These options vest on the anniversary of the grant.,

B. Annual Service Grants. Non-employee directors (other than the Chairman of the Board) who have served for at least six months will receive an annual stock option grant of 10,000 shares of common stock on the date of each annual meeting of stockholders at which they are re-elected. These subsequent options vest at the rate of fifty percent (50%) of the shares on each anniversary of the date of grant. The Chairman of the Board will receive an annual stock option grant of 15,000 shares of common stock on the same terms. The exercise price for the annual option grants will be the closing price of the common stock on the date of the annual stockholder meeting.

C. Grant Date and Duration. Unless otherwise specified in this policy, all stock options awarded to non-employee directors under this policy will (1) be non-qualified stock options, (2) have an effective grant date that is the same as the date used to determine the exercise price, and (3) have a duration of ten years from the date of grant.

III. Expense Reimbursement

Non-employee directors are entitled to reimbursement for all reasonable and customary out of pocket and travel expenses incurred in the normal course of Company business.

IV. Administration and Interpretation

The Board will have complete discretion to resolve any questions relating to the administration or interpretation of this policy, and their decision will be final and binding on all non-employee directors. Unless otherwise required by the context, all references in this policy to a “year” refer to the year between annual stockholder meetings.

V. Amendments

The Board has adopted this policy based on the business and economic conditions in existence at the time of adoption and intends to periodically review the policy in light of changes in those conditions. Therefore, the Board reserves the right to amend this policy at any time and in any manner that it deems necessary, appropriate or desirable to reflect the best interests of the Company. The Board also reserves the right to vary from the policy from time to time without amending it and shall do so by resolution of the Board.